Cash Used For Financing Activities
- ----------------------------------

($ millions)                     1993    Change    1992    Change    1991
- ---------------------------------------------------------------------------
Cash used for financing
  activities ..................  $593     -$15     $608     -$79     $687
                                                   -2.5%            -11.5%
- ---------------------------------------------------------------------------

The slight decrease in 1993 cash used for financing activities reflects a $624 million decrease in cash derived from net short-term borrowings which was more than offset by increased proceeds from treasury stock issuances and other activity. Treasury stock issuances increased to $728 million (at cost) during 1993 from $173 million in 1992. The increased issuances were primarily to meet the greater requirements of the Corporation's dividend reinvestment and stock purchase plan due to features introduced in December 1992 offering discounted stock purchases. During September 1993, the Corporation discontinued this offer. For 1993, the Board maintained the Corporation's dividend at $2.18 per share, the same level as in 1992. Management intends to recommend to the Board that this level be maintained in 1994.

Long-term borrowing activity, excluding spin-off operations, included the following issuances and redemptions:

                           Interest            Maturity        Principal
($ millions)                  Rate               Date            Amount
- --------------------------------------------------------------------------
Issuances:
   1993 ............   6.25% to  7.50%       2005 to 2043       $2,650
   1992 ............   7.00% to  7.75%       2002 to 2032       $  929

Retirements:
   1993 ............  6.125% to 9.625%       1993 to 2030       $2,624
   1992 ............  5.125% to 9.875%       1993 to 2019       $  973
- ------------------------------------------------------------------------

Pre-tax interest coverage was negative for 1993 compared to 4.6 times for 1992. This decrease was primarily due to the Corporation's 1993 reported loss. The Corporation's debt ratio of 41.0 percent as of December 31, 1993 decreased from 43.5 percent as of December 31, 1992, reflecting reduced debt balances. The Corporation's debt ratio, excluding spin-off operations, increased to 53.8 percent from 45.9 percent as of December 31, 1992. This increase reflects the effect of excluding the Corporation's equity in PacTel, which increased during 1993 and more than offset the impact of reduced debt balances.

   In 1992, cash used for financing activities decreased reflecting reduced purchases of increasing shares. Dividends per share increased 1.9 percent to $2.18.



The Corporation's adoption of SFAS 106 and SFAS 112, effective January 1, 1993, increased other noncurrent liabilities by $2.9 billion. Deferred income tax liabilities were reduced by $1.2 billion due to the related tax benefits, resulting in a net increase to liabilities of $1.7 billion upon adopting these two new standards.

PENDING REGULATORY ISSUES

PacTel Spin-off
- ---------------

In February 1993, the CPUC instituted an investigation of the spin-off of the Corporation's wireless operations for the purpose of assessing any effects it might have on the telephone customers of Pacific Bell. On November 2, 1993, the CPUC adopted a decision permitting the spin-off to proceed. The CPUC further ordered a refund by the Corporation of approximately $50 million (including interest) of cellular pre-operational and development expenses. Further proceedings will determine how the refund will be disbursed. The CPUC decision was effective immediately.

Two parties to the CPUC investigation filed Applications for Rehearing by the CPUC of its treatment of the claims for compensation owed to Pacific Bell customers. One of these parties further stated that if it were unsuccessful with the CPUC it would seek review by the California Supreme Court. Another party filed a Petition for Modification of the CPUC's decision. In March 1994, the CPUC denied these requests. In the event the California Supreme Court were to review and reverse the CPUC's decision, no assurance can be given that the CPUC might not reach a new decision materially less favorable to the Corporation or PacTel with respect to the compensation issues. In addition, a substantial period of time could elapse before final resolution of these issues should a review be granted. The Corporation believes that the California Supreme Court will deny a review.

Other Postretirement Benefits Costs
- -----------------------------------

In December 1992, the CPUC issued a decision adopting, with modification, SFAS 106 for regulatory accounting purposes. The CPUC decision also granted Pacific Bell $108 million for partial recovery of 1993 SFAS 106 costs. Pacific Bell is required to file annually for recovery in conjunction with its price cap filing, and therefore such recovery will vary. The 1994 CPUC price cap decision grants Pacific Bell $100 million for partial recovery of 1994 SFAS 106 costs. Two ratepayer advocacy groups have each challenged certain aspects of the decision adopting SFAS 106, which could affect rate recovery. The Corporation is unable to predict the outcome of these pending challenges.

Universal Lifeline Telephone Service Trust Audit
- ------------------------------------------------

In October 1992, the CPUC's Commission Advisory and Compliance Division released an audit report recommending that Pacific Bell return $36 million to the Universal Lifeline Telephone Service ("ULTS") trust. This trust reimburses local telephone companies for revenues lost and expenses incurred as a result of providing subsidized telephone service to low income
Californians. In November 1993, Pacific Bell and the CPUC's Division of Ratepayer Advocates jointly filed a settlement agreement with the CPUC. Subject to CPUC approval, Pacific Bell will return approximately $8 million to the ULTS trust via installments over one year and additionally reduce future billings to the trust by about $1 million annually. Pacific Bell recorded this liability in 1993.

Information Services Subsidiary
- -------------------------------

Effective January 1, 1993, Pacific Bell transferred its Information Services Group to a wholly owned subsidiary, Pacific Bell Information Services ("PBIS"). PBIS provides business and residential voice mail and other selected information services. In July 1992, the CPUC issued a decision which would require Pacific Bell to reduce rates by the difference between the "going concern" value of PBIS and its adjusted net book value. In October 1992, the CPUC denied Pacific Bell's Application for Rehearing of this decision but invited Pacific Bell to file a Petition for Modification. Pacific Bell filed a petition in January 1993 based on its belief that the decision results in a double reduction in rates to customers.

Pacific Bell believes that, at a minimum, any reduction in rates should be further offset by $111 million: $57 million previously granted customers in the Product Development Refund and $54 million provided by shareowners for PBIS. Further, any remainder should be prorated according to proportionate risks borne by shareowners and Pacific Bell's customers. The Corporation is unable to predict the outcome of this issue.

Late Payment Charge Complaint
- -----------------------------

In March 1991, a consumer advocacy group filed a complaint with the CPUC against Pacific Bell alleging that erroneous late payment charges were assessed against some customers. In May 1993, the CPUC ordered Pacific Bell to refund about $35 million in late payment and reconnection charges which resulted from problems with its payment processing system. The CPUC also imposed penalties totaling $15 million on Pacific Bell for improperly assessing late payment charges and disconnecting customers between 1986 and February 1991. Pacific Bell believes the decision misinterprets California law. In November 1993, the CPUC granted Pacific Bell a limited rehearing of the decision. The rehearing will examine the legal basis for the penalties, the statute of limitations on refunds, and whether unclaimed refunds must escheat to the state. A resolution of this issue is expected in 1994; however, the Corporation is unable to predict the final outcome.

Two shareowner derivative lawsuits were filed in San Francisco Superior Court in July 1993 against directors and officers in connection with the same allegations made in the late payment charge complaint filed with the CPUC. These suits were dismissed in February 1994; however, the cases are subject to rehearing and possible appeal.

In addition, a consumer class action seeking refunds, with interest, of late payment charges erroneously collected from Pacific Bell's customers was filed in San Diego Superior Court in February 1992. Pacific Bell has argued that the court lacks jurisdiction while the CPUC is reviewing the same issues. The court rejected this argument. However, a stay of this action has been ordered pending the outcome of the CPUC proceedings. The Corporation is unable to predict the outcome of this case or whether any damages awarded by the court would be duplicative of any penalties imposed by the CPUC.